Exhibit 10.1

The Annual Incentive Plan

For Year 2013

At a Glance

What is the Annual Incentive Plan?

The Annual Incentive Plan (the “AIP” or the “Plan”) provides participants of Allegheny Technologies Incorporated (“ATI” or the “Company”) and its operating companies with the opportunity to earn an incentive award when certain pre-established goals are met at the corporate and operating company levels.

Who is Eligible for This Plan?

Generally, participants who have a significant impact on the Company’s operations will be eligible to participate in the Plan. Individuals eligible for participation are determined annually, based on recommendations of the operating company presidents, if applicable, and the Company’s chief executive officer and the Company’s vice president, human resources, with the approval of the Personnel and Compensation Committee of the Company’s Board of Directors.

How Does the Annual Incentive Plan Work?

Under the Plan, participants may earn an incentive award based on a percentage of their base salary, depending on the extent to which pre-established operating company and/or corporate performance goals have been achieved.

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For purposes of the Plan, base salary is generally the participant’s annual base salary rate as of the end of the year, excluding any commission or other incentive pay. For some special circumstances affecting the amount of base salary used in the Plan, see page 6.

•	A target bonus percentage for each participant is used in calculating the incentive award and is explained on page 2.

•	The bonus percentage will be adjusted (upward or downward) based on the extent to which various performance goals are achieved.

Incentive award payments will be distributed in cash, subject to applicable clawback provisions, as soon as reasonably possible after the year ends and the awards have been approved by the Personnel and Compensation Committee.

Calculation of the Annual Incentive Plan Award

Target Bonus Percentage

The Plan establishes an incentive opportunity for each Plan participant, calculated as a percentage of the participant’s base salary. Each participant will be provided with an initial percentage, referred to as a “target bonus percentage.”

Generally, the target bonus percentage is the percentage of base salary that can be earned as an award under the Plan if 100% of the various performance goals are achieved. For 2013, if 100% of the performance goals are achieved, 100% of the target bonus percentage can be earned.

Generally, if there is a change in a participant’s target bonus percentage during the year, the newly adjusted target bonus percentage will be used to calculate the individual’s award for the full year. If an individual becomes a participant in AIP during the year, the individual’s award for the year will be based on a pro rata calculation.

For business unit presidents who are members of the Management Executive Council, 65% of the goals’ overall weight will be based on the performance of the business unit president’s operating company, and 35% of the goals’ overall weight will be based on corporate-wide performance.

At the end of the year, the Company will measure actual performance against each of the pre-established objectives.

The achievements attributable to each performance goal as noted above, then will be added together, and that sum will be multiplied by:

2013 Performance Goals

For 2013, AIP awards will be measured based on a weighted formula that takes into account several different factors as measurable indices of performance, as indicated in the pie chart below.

Targeted achievements as to each performance goal above have been established for each operating company and for corporate participants. Together the above goals comprise 100% of the target bonus percentage.

No annual incentive will be paid if the achievement of Corporate Operating Earnings is less than the established applicable minimum of Operating Earnings, notwithstanding the achievements as to the other applicable performance goals for 2013.

A prerequisite to any AIP award is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

How the AIP Incentive Award is Calculated When All Goals are 100% Achieved

For the Year 2013, if 100% of the performance goals are achieved, then 100% of the target bonus percentage will be credited to the participant:

Goals	Goal % Target	Goal % Achieved	Earned % of Target *
Operating Earnings	40%	100%	40%
Operating Cash Flow	30%	100%	30%
Manufacturing Improvements	15%	100%	15%
Customer Responsiveness	10%	100%	10%
Safety and Environmental Compliance	5%	100%	5%
TOTAL	100%		100%

*	Earned % of Target = Goal % of Target X Goal Achieved %

In this example, assume that the participant’s target bonus percentage is 15%.

The target bonus percentage of 15% is then multiplied by 100% to produce a bonus award equal to 15% of base salary:

The sections below discuss the impact of achieving more or less than 100% of various goals, and they also discuss the impact of other potential adjustments.

How the AIP Incentive Award is Calculated for Other Achievement Levels

The percentage of a goal achieved will determine the earned percentage of target for that particular goal. The earned percentage of target will be extrapolated for achievement between the established minimum level and the established target level for a particular goal. Similarly, the earned percentage of target will be extrapolated for achievement between the established target level and the established maximum level for a particular goal.

Maximums and Minimums

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Generally, the maximum percentage calculated as an earned percentage of target for any goal is 200%, and the overall maximum incentive award that a participant can earn under the weighting formula is 200% of the participant’s target bonus percentage.

•	Where the established minimum of a performance goal is achieved, only 50% of that goal’s share will be allocated to the participant’s target bonus percentage.

•	Where less than the established minimum of a performance goal is achieved, no amount of that goal will be allocated to the participant’s target bonus percentage.

No annual incentive will be paid if the achievement of Corporate Operating Earnings is less than the established applicable minimum of Operating Earnings, notwithstanding the achievements as to the other applicable performance goals for 2013.

Additional Guidelines for the Annual Incentive Plan

Adjustments

Under the Plan qualitative performance factors of an individual’s performance up to +20% or –20% of an individual’s calculated award. However, generally, the sum of qualitative adjustments for all eligible participants cannot exceed +5% of the aggregate calculated awards.

Some Special Circumstances

The above formulas generally determine the amount of the incentive award for the year. Other factors that may affect the actual award follow:

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If a participant leaves the Company due to retirement, death, or disability, an award will be calculated based on the actual base salary earned during the year in which the participant left—so long as the participant worked at least six months of that year.

•	If a participant leaves the Company before the end of the plan year for any other reason, the participant will not receive a bonus award for that year.

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If a participant voluntarily leaves the Company after the end of the year but before the award is paid, the participant would receive any bonus due unless the employment is terminated for cause. If employment is terminated for cause, the participant would not be entitled to receive an award under the Plan.

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Participants who are hired mid-year may earn a pro-rated award for that year, based on the salary earned during that year. However, participants with less than two months service in a plan year (i.e. hired after October 31) would not be eligible for an award for that year.

•	A prerequisite to any AIP award is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Making Payments

All incentive award payments will be paid in cash, less applicable withholding taxes, after the year-end audit is complete and payment has been considered and approved by the Personnel and Compensation Committee.

Administration Details

This summary relates to the Annual Incentive Plan (AIP) of ATI and its subsidiaries. The Plan is administered by the Personnel and Compensation Committee, which has full authority to:

•	Interpret the Plan;

•	Designate eligible participants and categories of eligible participants;

•	Set the terms and conditions of incentive awards; and

•	Establish and modify administrative rules for the Plan.

Plan participants may obtain additional information about the plan and the Committee from:

Mary Beth Moore

Vice President, Human Resources

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

Phone: 412-394-2935

Fax: 412-394-3017

The Plan will remain in effect until terminated by the Personnel and Compensation Committee. The Personnel and Compensation Committee may also amend the Plan at its sole discretion.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not “qualified” under Section 401(a) of the Internal Revenue Code.